December 18, 2017

Unified Series Trust

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Re: Unified Series Trust, File Nos. 333-100654 and 811-21237

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 397 to the Unified Series Trust’s Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 403 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

THOMPSON HINE LLP ATTORNEYS AT LAW	312 Walnut Street 14th Floor Cincinnati, Ohio 45202-4089	www.ThompsonHine.com Phone 513.352.6700 Fax 513.241.4771